KOHL'S CORPORATION REPORTS OCTOBER COMPARABLE STORE SALES

Raises Third Quarter Guidance

MENOMONEE FALLS, WI, -- (Business Wire) - November 5, 2009 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended October 31, 2009 increased 4.9 percent from the four-week month ended November 1, 2008. On a comparable store basis, sales increased 1.4 percent for the month of October.

Total year-to-date sales were up 3.1 percent over the comparable prior year period. On a comparable store basis, year-to-date sales decreased 1.3 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "October's sales results reflected our fourth consecutive month of positive comparable store sales, an indication of our consistent gains in market share. The Southwest region and the Home business were the strongest performers in terms of comparable store sales increases."

As a result of October's sales performance and strong inventory and expense management, the Company is raising its third quarter earnings per share guidance to $0.60 to $0.61 per diluted share from $0.52 to $0.54 per diluted share. Last year's third quarter earnings were $0.52 per diluted share.

	Fiscal Period Ended		% Change
	Oct. 31,	Nov. 1,	All	Comp
($ in millions)	2009	2008	Stores	Stores
Month	$ 1,273	$ 1,213	4.9%	1.4%
Quarter	4,051	3,804	6.5	2.4
Year-to-date	11,496	11,153	3.1	-1.3

As of October 31, 2009, the Company operates 1,059 stores in 49 states, compared to 1,004 in 48 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, November 5, until 8:30 PM EST on Friday, November 6. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Third Quarter 2009 Earnings Conference Call

Kohl's Corporation will release its third quarter earnings on Thursday, November 12, 2009 at 7 AM EST. A conference call is scheduled at 8:30 AM EST. Investors will have an opportunity to listen to the third quarter earnings conference call by dialing (706) 902-0486, using Conference ID 37529228. A replay of the call will also be accessible beginning at 9:20 AM EST on November 12, until midnight EST on December 12, 2009. To listen to the replay, dial (706) 645-9291, and use Conference ID 37529228.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=2507481 at least ten minutes prior to the call to download and install any necessary audio software. The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Kohl's Department Stores

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,059 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464